EXHIBIT 99.1

ZAP and Jonway Auto Receives 25,000 Committed Orders for its Newest Electric Vehicles Models of URBEE and SPARKEE

SANTA ROSA, Calif. (April 28th, 2014) - ZAP (ZAAP) an Electric Vehicle (EV) automotive company incorporated in California and headquartered in Santa Rosa, California jointly with Jonway Auto, its subsidiary in Zhejiang, China announce the receipt of 25,000 committed direct orders for its newest EV models of URBEE and SPARKEE.  An independent super dealer company was set up by Jonway Group to manage the volume orders and the logistics of managing the new dealers in multiple regions in China.

The aggregate committed purchase orders of over 25,000 were placed with down payments from more than 30 new dealers in Beijing, Guangdong, Zhejiang, Henan, Hebei, Xian, Jinan, Shandong, and Nantong. These new dealers are the long established major dealership partners of Jonway Group from Jonway Motorcycle business. Most of the orders were placed for the full electric URBEE, which is viewed by these dealers as a well-positioned product for the metro cities of China and a new entry into the market space that addresses the mass market demands at the right price with quality.  With a driving range of over 150 km per charge, it is ideally suited for daily city driving with overnight recharging.

The launch of URBEE in April at the exhibitions held in China generated tremendously positive responses from dealers that are confident of sales and ready to buy in quantities for their dealerships.  Strong market interests for the URBEE continue, as more of these new dealers are qualified and being signed up with quantity purchase orders. SPARKEE, which is priced at the higher end, received more than 2000 orders from local Chinese dealers.  Production of both URBEE and SPARKEE has begun, as the Jonway Auto factory readies itself for the volume manufacturing delivery of 2000 vehicles per month starting June 2014.  Delivery of these 25,000 vehicles is scheduled over the next six months.

Auto sales in China reached 22 million in 2013, far exceeding any other markets in the world.  This represents a 14% increase compared to 2012.  Car ownership remains a low percentage with only 120 million vehicles on the road.  With the Chinese government focused at supporting and stimulating EV adoption in China, the overall market sentiments towards full electric vehicles have evolved quickly and positively, with a willingness to purchase EVs if at the right price.

ZAP and Jonway Auto is realigning its entire business on electric and clean energy vehicles (CNG and hybrids), and are bringing on a new set of dealerships and new management experienced in this space.  With these volume purchase orders of the smaller EVs in the pipeline ready for delivery this year, ZAP and Jonway Auto can now leverage the customer experience and sales network that is being established to gain competitive market edge and gain momentum in the full production of electric vehicles at its factory, with initial delivery of 2000 per month and targeting 3,000 per month towards latter part of this year.

About ZAP and Jonway Auto

ZAP and Jonway Auto designs and manufactures quality, affordable new energy and electric vehicles (EVs).  Jonway Automobile has ISO 9000 manufacturing facilities, engineering, sales and customer services facilities in China, ZAP Jonway has production capacity of up to 50,000 vehicles per year, and has established sales distribution network in China. ZAP, an early pioneer of EVs, brings to both companies a broad range of EV design experience that is applied to the new product lines. ZAP Jonway is headquartered in Santa Rosa, California and Jonway Auto is located in Zhejiang Province of the People's Republic of China. Additional information about ZAP Jonway is available at http://www.zapworld.com.

This press release contains certain forward-looking statements is defined in the Private Securities Litigation Reform Act of 1995.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and similar expressions that may tend to suggest a future event or outcome are not guarantees of performance, which cannot be predicted or anticipated.  These forward-looking statements are based largely on expectations and are subject to a number of risks and uncertainties, many of which are beyond the control of the Company.  Actual results could differ materially from these forward-looking statements.

Contact:

Michael Ringstad
Mringstad@zapworld.com
707-525-8658x104